Exhibit 21
                                   Q-MED, INC.

                             A DELAWARE CORPORATION

                            SCHEDULE OF SUBSIDIARIES



Heart Map, Inc., a Delaware corporation, 83% owned.

Interactive Heart Management Corp., a Delaware corporation, 100% owned.

HeartMasters LLC, a Delaware Limited Liability Company, 50% owned indirectly.

QMedCare, Inc., a Delaware Corporation, 100% owned.

Health e Monitoring, Inc., a Delaware Corporation, 100% owned.

QMedCare Dakota, LLC, a South Dakota Corporation, 100% owned by QMedCare, Inc.

Lakeshore Captive Insurance Company, Inc., a South Carolina Corporation, 100% owned by QMedCare, Inc.